Exhibit 10.3.8.6

THIS ADDENDUM is made the 26th day of January 2005

BETWEEN:

WESTAFF (UK) LIMITED (formerly known as Western Staff Services (UK) Limited) whose registered office is at 46-50 Southgate Street Gloucester, GL1 2DR, United Kingdom  (“the Company”) (1) and PATRICIA M. NEWMAN of West Ridge, Shoulton, NR Hallow, Worcester, WR2 6 PX, United Kingdom (“the Employee”) (2)

This Addendum is supplemental to:-

(a)                                An Agreement made as of the 1st day of December 1998 between the Company (1) and the Employee (2);

(b)                               An Addendum made as of the 4th day of February 1999 between the Company (1) and the Employee (2);

(c)                                A letter dated 3rd day of April 2001 from Bob Stover to Employee (2) increasing the notice period set forth in clause 8.1 of the Agreement made as of 1st December 1998  from three months to twelve months; and

(d)                               A Memorandum dated 23rd February 2004 (11th February 2004) between the Company (1) and the Employee (2).

IT IS AGREED as follows: -

(1)                                The Agreement, Addendum, letter and Memorandum mentioned above are herein referred to together as “the Contract”.

(2)                                With effect from 1st November 2004 the Contract shall be amended so that:-

(a)                                The Employee shall be the Chief Operating Officer of the Company’s parent company, Westaff, Inc. and, consistent therewith, the Employee shall perform such duties in connection with the business of Westaff, Inc. and its subsidiary companies in such places as the President and Chief

Executive Officer of Westaff, Inc., on behalf of the Board of Westaff, Inc. may from time to time direct.  The Employee shall report to and obey all proper instructions and directions of the President and Chief Executive Officer of Westaff, Inc. and use her best endeavours to promote the business of Westaff, Inc. and its subsidiaries and to achieve the Group’s targets. This clause shall replace clause 2 of the Agreement dated 1st December 1998.

(b)                               The Employee’s salary shall be at the rate of £226,728 per annum, which shall be inclusive of the Employee’s bonus during the year commencing 1st November 2004 pursuant to clause 4.2 of the Agreement made as of 1st December 1998.

(c)                                The Employee shall not be eligible for incentive compensation until after 1st November 2005 (assuming that the Contract so continues).  The provisions of clause 4.2 of the Agreement made as of 1st December 1998 are amended accordingly.

(d)                               The Company or Westaff, Inc. shall pay the reasonable and proper costs for housing the Employee beginning 1st January 2005 and until 31st December 2005.

(e)                                The Employee shall be entitled to the usual U.S. public holidays observed by Westaff, Inc.

(f)                                  In lieu of the provisions of clause 11 of the Agreement made as of 1st December 1998, as amended by clause 3 of the Addendum made as of 4th February 1999, the Employee shall be entitled to participate in the Company health insurance scheme operated by Westaff, Inc. with effect from 1st November 2004.

(g)                               After 1st November 2005 (assuming that the Contract so continues) clause 1 of the Addendum made as of 4th February 1999 will cease to apply and neither the Company nor Westaff, Inc. will make any contribution to a pension scheme for the benefit of the Employee.

(3)                                Clause 13 of the Agreement as of 1st December 1998 shall be amended so that complaints by the Employee shall be raised with the President and Chief Executive Officer of Westaff, Inc.

(4)                                The provisions of clauses 14 and 15 of the Agreement made as of 1st December 1998 shall be amended so that each reference therein to “the Company” shall be replaced by the words “the Company and/or Westaff, Inc.”

(5)                                In all other respects the provisions of the Contract shall continue in full force and effect.

(6)                                By signing this Addendum, Westaff, Inc. confirms its approval and its agreement to its terms.

AS WITNESS of the Employee and the duly authorised representatives of the Company and Westaff, Inc.

Signed	/s/ P M Newman
Employee

Signed	/s/ Dwight S. Pedersen
For and on behalf of the Company

Signed	/s/ Dwight S. Pedersen
For and on behalf of Westaff, Inc.

MEMORANDUM

It is agreed that the retirement age for Patricia M. Newman is 65 years.

Signed by

/s/ Patricia M. Newman
Patricia M. Newman

Dated:	23-2-04

Signed on behalf
of Westaff (U.K.) Limited

/s/ Dwight S. Pedersen

Dated:	2/11/2004

April 3, 2001

Mrs Trish Newman
West Ridge
Shoulton
Nr Hallow
Worcester
WR2 6PX

Dear Trish,

Further to our meeting on 2nd April, 2001 I am writing to confirm that your salary will be increased to £110,000. Furthermore your notice period will be increased to 12 months.     Both changes are effective from 2nd April, 2001.

Yours sincerely

/s/ W. Robert Stover

Bob Stover
Chairman and CEO

THIS ADDENDUM is made as of the 4th day of February 1999 BETWEEN WESTERN STAFF SERVICES (UK) LIMITED whose registered office is at 46-50 Southgate Street Gloucester GL1 2DR (“the Company”) (1) and PATRICIA  M NEWMAN of 107 Ellan Hay Road Bradley Stoke Bristol BS32 OHA (“the Employee”) (2)

THIS ADDENDUM is supplemental to an Agreement made as of the first day of December 1998 between the Company and the Employee (“the Agreement”) and it is AGREED between the parties that the Agreement shall be modified as follows with immediate effect:-

1.                                     Clause 9 of the Agreement shall be deleted and replaced by the following:

“9.  The Employer shall make pension contributions equal to 10% of the Employee’s basic salary into an approved Pension Scheme for the benefit of the Employee.  The Employee shall make contributions of at least 5% of her basic salary into such an approved Scheme”

2.                                     Clause 10 of the Agreement shall be deleted and shall be replaced by the following:

“10.    The Company will pay the Employee her normal basic salary whilst she is absent due to sickness or accidental injury for the first 65 days of such sickness or accidental injury.  The Company will pay the cost of permanent health insurance arranged by the Employee or the Company for the Employee’s benefit so as to provide benefits for the Employee after the expiration of such 65 day period”

3.                                     Clause 11 of the Agreement shall be amended by deletion of the words “…. under the Company’s Scheme…”

4.                                     Clause 12 of the Agreement shall be amended by deleting the words …“two times” and replacing them with the words “two and one half times”

5.                                     In all other respects the provisions of the Agreement shall continue in force and effect.

AS WITNESS the hands of the Employee and the duly authorised representative of the Company

/s/ P.M. Newman

SIGNED by the Employee

SIGNED for an on behalf
the Company

By:	/s/ W. Robert Stover
W. Robert Stover, Chairman

THIS AGREEMENT is made as of the 1st day of December 1998 BETWEEN WESTERN STAFF SERVICES (UK) whose registered office is at 46-50 Southgate Street Gloucester GL1 2DR (“the Company”) (1) and PATRICIA M. NEWMAN of 107 Ellan Hay Road Bradley Stoke Bristol BS32 OHA (“the Employee”) (2)

IT IS AGREED as follows:

1.                                     THE COMPANY shall employ the Employee and the Employee shall serve the Company for the period and upon the terms and conditions herein contained.

2.                                     THE EMPLOYEE shall be the Managing Director of the Company  and, consistent therewith, the Employee shall perform such duties in connection with the business of the Company in such places as the Company may from time to time direct.  The Employee shall obey all proper instructions and directions of the Company and the Employee shall use her best endeavours to promote the business of the Company and to achieve the Company’s targets.  The Employee shall report to the Senior Vice President, Group Director of European Operations of the Company’s parent Company

3.                                     THE EMPLOYEE will work such hours as are necessary to carry out the Employee’s duties to the Company’s satisfaction. The  Employee shall devote not less than the equivalent of 5 full days of each week to the business and affairs of the Company and the Employee shall devote the whole of her time and attention to the discharge of her duties hereunder.  Save as already disclosed to the Company, in writing, and save with the consent of the Company in writing, the Employee shall not during her employment by the Company be engaged, concerned or (save as a minority shareholder or debenture holder for the purpose of bona fide investment only in a company quoted on any recognised stock exchange in any part of the world) interested or involved in any other trade business or occupation whatsoever.

4.1                               BY way of remuneration for her services and other obligations hereunder, the Company shall pay to the Employee a salary at the rate of £80,000 per annum to be paid by monthly instalments in arrears and to be inclusive of any sums receivable as employee’s or director’s fees or other emolument from the Company or any Associated Company.

4.2                               For the first year of her employment by the Company the Employee shall be entitled to a minimum bonus equal to no less than 25% of her annual base salary. The Employee’s actual bonus for the first year of her employment may exceed that percentage.  The amount of the bonus, shall be calculated according to the Managing Director’s commission plan attached and the Managing Director’s commission plan shall be effective as of the employment commencement date

The Employee shall be entitled to participate in the Company’s bonus scheme based on gross profit per full time equivalent employee once such scheme has been established by the Company

4.3                               The Employee may be granted options to acquire shares in the Company’s parent Company at the discretion of and upon the terms proposed by the Compensation Committee of the Company’s parent Company.

4.4                               The Employee shall be entitled to participate in the International Employee Stock Purchase Plan of the Company’s parent Company upon the terms of the Plan for the time being in force

5                                        THE COMPANY shall reimburse the Employee for all proper and reasonable travelling hotel and other expenses incurred by her in the proper performance of her duties hereunder, provided that the incurring of any such expenses is supported by vouchers. The Company will pay the charges for business calls on the Employee’s home telephone, Fax and mobile telephone

6.                                     THE COMPANY will provide the Employee with a suitable car as determined by the Company for business and personal use and will also pay for the insurance, tax and running expenses of such car. The Employee shall be liable for any personal taxes levied for use of the car, shall take good care of the car and will be responsible for ensuring that it remains, at all times, in a roadworthy condition. The Employee warrants that she has and will have a full driving license during the term of this Agreement

7.1                               IN addition to usual public holidays, the Employee shall be entitled to 25 working days holiday in each calendar year.

8.1                               THIS Agreement shall commence on the First day of December 1998 and shall be of indefinite duration.  Either party may terminate this Agreement upon giving 3 months written notice at any time.  The Company  reserves the right to make an equivalent payment in lieu of notice should it so wish or to require the Employee to remain away from working during the notice period whichever it may deem appropriate.

8.2                               NOTWITHSTANDING anything herein contained the Company may terminate the employment of the Employee hereunder forthwith without notice, with Cause.  In such circumstances the Employee will not be paid or given any salary, bonuses, commissions or other benefits  that would have been payable after the employment ceases.

The term “Cause” shall mean:

a)                                    The failure or refusal to comply with any reasonable direction or request of the Company; or

b)                                   Any wilful misconduct which results in a monetary loss to the Company, or a conviction for an offence or crime, or any serious misconduct which could harm the Company and its  image or employee relations; or

c)                                    The Employee becoming bankrupt or of unsound mind under the Mental Health Act; or

d)                                   A substantial failure to meet the targets agreed by the Company provided that the Company performs its funding and other responsibilities or;

e)                                    A material breach by the Employee of her obligations under this Agreement

9.                                     THE Employee will belong to and participate in a suitable Pension Scheme nominated by the Employer The Employee’s pension shall not take into account any bonus or other benefits.

10.                               THE Company will pay the Employee her normal basic salary whilst she is absent due to sickness or accidental injury in accordance with the following:-

Length of Service	Maximum Duration of Sick Pay

Less than 6 months	none

Less than 12 months to less than 24 months	3 weeks

More than 24 months to less than 36 months	4 weeks

More than 36 months to less than 48 months	5 weeks

More than 48 months to less than 60 months	6 weeks

More than 60 months	7 weeks

11.                               THE COMPANY will provide the Employee and her spouse with  private medical insurance under the Company’s scheme, subject to acceptance by the Insurer and as long as the Employee is employed by the Company.

12.                               THE COMPANY will arrange and pay for life assurance for the Employee in the value of two times her base salary for the benefit of the Employee’s family, provided that this is available at normal rates

13.                               COMPLAINTS by the Employee shall be raised with the Senior Vice President, Group Director of European Operations of the Company’s parent Company.

14.1                         THE Employee shall both during and after the termination of her employment with the Company observe strict secrecy regarding the business affairs and dealings of the

Company, and any Associated Company.  The Employee shall not any time during or after her employment with the Company disclose directly or indirectly to any person, firm or company whatsoever, or apply or use for the benefit of herself or of any one, except the Company any trade secret, confidential information, manufacturing process or knowledge of the organisation dealings customers or clients of the Company or any Associated Company which may come to her knowledge during her employment with the Company.  The Employee shall not use or attempt to use any such knowledge or information in any manner which may injure or cause loss directly or indirectly to the Company or to any Associated Company

14.2                         THE Employee shall not at any time during the period of twelve months from the date on which her employment with the Company ceases (“the termination date”) without the prior written consent of the Company directly or indirectly either alone or jointly with or as agent, director, manager, consultant or employee of any other person, firm, company or organisation, as follows:

14.2.1                in competition with the Company solicit or attempt to solicit the custom of any person, firm, company or organisation who or which at the termination date or at any time within 12 months ending on termination date was a customer or client of or did business with the Company or any Associated Company during the 12 months ending on the termination date; nor

14.2.2                in competition with the Company solicit the services of any person, firm, company or organisation who or which at the termination date or at any time within 12 months ending on the termination date was a supplier, agent or distributor of or to or did business with or for the Company or any Associated company during the 12 months ending on the termination; nor

14.2.3                endeavour to entice away from the Company or any Associated Company any person who was on the termination date a director or employee of the company or of any Associated Company.

14.3        THE Employee having taken or had the opportunity of taking independent legal advice acknowledges and agrees that the restrictions set out in clause 14 are fair and reasonable in the circumstances and that if any one or more or any part of such restrictions shall be rendered or judged invalid or unenforceable such restriction or part shall be deemed to be severed from this Agreement and such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining restrictions in this Agreement

14.4        THE Employee hereby acknowledges that the restrictions contained in this Clause shall operate for the benefit of the business carried on by the Company and such restrictions shall be enforceable against the Employee by the owner for the time being of such business as well as by the Company.

15.1        UPON the termination of this Agreement for whatever reason the Employee shall:

15.1.1     if so requested by the Company resign without claim for compensation (save pursuant to this Agreement) from all or any offices she may hold as an Employee of the Company and/or any  Associated Company and in the event of her failure to do so the Company is hereby irrevocably authorised to appoint some person in her name and on her behalf to execute any documents and to do all things necessary to give effect to such resignation; and

15.1.2     deliver up all documents and other property relating to the Company and its Associated Companies in her possession or control and shall not make any copy or duplicate thereof.

16.                               IF one or more of the terms of this Agreement shall be null or void the validity of the remaining terms shall be unaffected thereby.  In this event the parties shall replace the null or void terms with an effective term as close as possible to the objective of the ineffective term.

17.                               THIS AGREEMENT is in substitution for and wholly replaces such other contracts

(whether written or oral or implied by law and any other formal or informal arrangements or understandings) which have previously subsisted between the parties (or any Associated company of the Company) in relation to the subject matter of this Agreement

18.                               ANY notice given under this Agreement shall be deemed to be the properly served if addressed to the Company and sent by registered post or recorded delivery mail addressed to the Company at its registered office or if addressed to the Employee it be served personally or be sent by registered post or recorded delivery addressed to her at her usual or last known place of residence in the United Kingdom and in the case of service by post the date of service shall be two days following the date of posting.

19.                               THIS AGREEMENT shall be governed by and interpreted in accordance with English Law.

20.                               IN this Agreement the expression”Associated Company”shall mean any Company which is for the time being the Company’s holding company (as defined in Section 736 of the Companies Act 1985) or a subsidiary (as defined in the said Section 736) of such holding company other than the Company itself.

IN WITNESS whereof the Agreement has been signed on behalf of the Company and the Employee the day and year first before mentioned.

Signed	3-1-99	Signed	/s/ Patricia M. Newman
Patricia M. Newman

Signed for and on behalf of the Company

By:	/s/ W. Robert Stover
W. Robert Stover, Chairman